Exhibit 99.1

NEWS RELEASE

INSYS Therapeutics Appoints Vaseem Mahboob to Board of Directors

PHOENIX—Feb. 1, 2018—INSYS Therapeutics, Inc. (NASDAQ: INSY), a leader in the development, manufacture and commercialization of pharmaceutical cannabinoids and spray technology, today announced the appointment of Vaseem Mahboob as a new independent member of its board of directors. A former GE Healthcare finance executive and the current chief financial officer of Endologix, Inc., Mr. Mahboob will also serve on the board’s audit committee.

“Vaseem brings a breadth and depth of global business experience to the INSYS board that we believe will strengthen the company’s financial acumen,” said Steven Meyer, chairman of the INSYS Therapeutics board of directors. “We look forward to yet another independent and fresh perspective on our board as we continue to drive the company’s transformation with our new management team.”

Mr. Mahboob received a B.A. in engineering from Bangalore University in India and an M.B.A. from the State University of New York at Buffalo. He is also a graduate of GE’s highly regarded internal corporate audit staff.

About INSYS

INSYS Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve patients’ quality of life. Using proprietary spray technology and capabilities to develop pharmaceutical cannabinoids, INSYS is developing a pipeline of products intending to address unmet medical needs and the clinical shortcomings of existing commercial products. INSYS is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with a significant unmet need.

Forward-Looking Statements
This news release contains forward-looking statements including regarding our belief Mr. Mahboob’s addition to the Board will strengthen the company’s financial acumen. These forward-looking statements are based on management’s expectations and assumptions as of the date of this news release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to, risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended Dec. 31, 2016 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this news release, and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

CONTACT:	Corporate Communications	Investor Relations
	Joe McGrath	Jackie Marcus or Chris Hodges
	INSYS Therapeutics	Alpha IR Group
	480-500-3101	312-445-2870
	jmcgrath@insysrx.com	INSY@alpha-ir.com